Exhibit 99.1

FOR IMMEDIATE RELEASE

Martin Salinas, Jr. Joins Green Plains Partners’ Board

OMAHA, Neb., July 16, 2018 (GLOBE NEWSWIRE)  Green Plains Partners LP (NASDAQ:GPP) today announced that Martin Salinas, Jr. was appointed by Green Plains Inc. as an independent director of its general partner, Green Plains Holdings LLC. Mr. Salinas will also serve as a member of the board’s Audit and Conflicts Committees. He is the partnership’s third independent board member, filling the board position vacated by John D. Chandler last fall.

“Martin is a welcome addition to our board,” commented Todd Becker, president and chief executive officer of Green Plains Partners. “He brings extensive MLP expertise to the board, including complex acquisition, structuring and capital market transaction experience. We look forward to his insight and knowledge as we continue to pursue both organic and acquisitive growth for our unitholders.”

Mr. Salinas served as chief financial officer of Energy Transfer Partners, LP, one of the largest publicly traded master limited partnerships, from 2008 to 2015. Before that, he was controller and vice president of finance from 2004 to 2008. Mr. Salinas began his career at KPMG after earning a bachelor’s degree in Business Administration in Accounting from the University of Texas in San Antonio. He is also a member of the Texas Society of CPAs and advisory council member of the University of Texas, San Antonio School of Business. Mr. Salinas is a Certified Public Accountant.

About Green Plains Partners LP

Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses.

Contact

Jim Stark

Vice President, Investor & Media Relations

402.884.8700

jim.stark@gpreinc.com

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